Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ELECTS WIN ROLLINS OF ELLIOTT MANAGEMENT CORPORATION TO ITS BOARD OF DIRECTORS

HOUSTON, March 9, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces that Andrew Taylor, who in his capacity as an employee of Elliott Management Corporation (“Elliott”), served as a member of the Company’s Board of Directors (“the Board”), the Audit Committee, and Chairperson of the Compensation Committee of the Board, has resigned from the Board effective as of March 5, 2020. Win Rollins, a member of Elliott’s investment team, has been appointed to replace Mr. Taylor. This change is effective March 5, 2020. Mr. Rollins will serve on the Compensation Committee. The Board will select a member to serve as Chairperson of the Compensation Committee at a future date. Mr. Taylor’s decision to resign as a director of the Company was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

“We are very pleased to announce the election of Mr. Rollins to our Board,” said David Rottino, President and Chief Executive Officer of Riviera. “He will further enhance our Board and continue to keep the shareholders’ best interest in mind. I would also like to sincerely thank Andy for all of the insights and support he has provided to both myself and the Company over these last few years.”

Mr. Rollins is a member of the investment team of Elliott, a New York-based trading firm, where he is focused on special situation strategies and various corporate investments in North American E&P companies. Prior to joining Elliott in August 2016, Mr. Rollins was a member of the energy investment team of First Reserve Corporation and of Lazard Freŕes. Additional information on Mr. Rollins can be found in the Company’s Form 8-K that it expects to file later today.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating and developing its growth-oriented assets, while returning capital to shareholders. Riviera’s upstream properties are primarily located in North Louisiana and the Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Investor Relations

(281) 840-4168

IR@RVRAresources.com